EXHIBIT 99.1
Contacts:	Carol Coale / Ken Dennard
Dennard ▪ Lascar Associates, LLC
(713) 529-6600

FOR IMMEDIATE RELEASE

LUCAS ENERGY ANNOUNCES JOINT VENTURE TO DEVELOP ITS
KARNES COUNTY ACREAGE IN THE EAGLE FORD SHALE

HOUSTON, TEXAS –August 26, 2014 – Lucas Energy, Inc. (NYSE MKT: LEI) (“Lucas” or the “Company”), an independent oil and gas company with its operations in Texas, today announced that it has signed a binding participation agreement with Oak Valley Resources, LLC (“OVR”), to jointly develop the Company’s Karnes County, Texas acreage in the Eagle Ford shale formation.

At closing Lucas will receive $444,000 for a 50% working interest on approximately 400 acres.  OVR will manage the drilling of the wells and each company will bear 50% of the drilling and completion costs.  Once the wells are on production and initial oil sales begin, all revenues and operating costs will also be split between the parties on a 50%/50% basis.  The first well is expected to be spudded no later than December 2014.  The joint venture expects to drill a minimum of four wells on the property.

“We are pleased to finalize this joint venture agreement with a respected and experienced independent operator to begin to develop our Eagle Ford reserves in south Texas. Our objective is to continue to focus on drilling our most valuable asset, our Eagle Ford shale acreage, in order to maximize production and grow cash flow,” said Anthony C. Schnur, Chief Executive Officer of Lucas, who continued, “Further we will continue to seek appropriate opportunities to work with OVR on future drilling projects.”

About Lucas Energy, Inc.

Lucas Energy (NYSE MKT: LEI) is engaged in the acquisition and development of crude oil and natural gas from various known productive geological formations, including the Austin Chalk, Eagle Ford and Buda / Glen Rose.  Based in Houston, Lucas Energy's management team is committed to building a platform for growth and the development of its five million barrels of proved Eagle Ford and other oil reserves while continuing its focus on operating efficiencies and cost control.

For more information, please visit the updated Lucas Energy web site at www.lucasenergy.com.

About Oak Valley Resources, LLC

Oak Valley Resources was capitalized on December 21, 2012 and is an independent oil and gas company engaged in the development and acquisition of oil and gas reserves through an active and diversified program that includes the acquisition, drilling and development of undeveloped leases, purchases of reserves and exploration activities, with the majority of its human and capital resources currently deployed towards its drilling program in Gonzales and Fayette Counties, Texas.  The company has previously announced a strategic combination with Earthstone Energy, Inc. (NYSE MKT: ESTE).  Further information regarding Oak Valley Resources and the business combination can be found on Oak Valley’s website at www.oakvalleyllc.com.

Safe Harbor Statement and Disclaimer

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance.  A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements.  Although Lucas believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release.  These include risks inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks with respect to natural gas and oil prices, a material decline which could cause Lucas to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; risks relating to the absence or delay in receipt of government approvals or fourth party consents; and other risks described in Lucas’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. The forward-looking statements in this press release are made as of the date hereof. The Company takes no obligation to update or correct its own forward-looking statements, except as required by law, or those prepared by third parties that are not paid for by the Company. The Company's SEC filings are available at http://www.sec.gov.